Exhibit 2.1

Description of Securities Registered Pursuant to

Section 12 of the Securities Exchange Act of 1934

KNOT Offshore Partners LP has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is listed on the New York Stock Exchange (“NYSE”) and trades under the symbol “KNOP”.

The following description of the common units of KNOT Offshore Partners LP does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Fourth Amended and Restated Agreement of Limited Partnership (referred to herein as our “partnership agreement”), a copy of which is filed as Exhibit 3.2 to our Report on Form 8-A/A filed on September 10, 2021, and which is incorporated by reference herein.  As used herein, “the partnership,” “we,” “our,” “us” or similar terms refer, depending upon the context, to KNOT Offshore Partners LP and/or any one or more of its subsidiaries.

DESCRIPTION OF OUR COMMON UNITS

General

Our common units represent limited partner interests in us.  The holders of our Series A Convertible Preferred Units (our “Series A Preferred Units”), the holder of our Class B Units (our “Class B Units”) and the holders of our common units are holders of separate classes of limited partner interests in us.  The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement.  Please read the sections entitled “Our Partnership Agreement” and “Cash Distributions” below.

Voting Rights

Each holder of common units is entitled to one vote for each unit on all matters submitted to a vote of the common unitholders, subject to any limitations contained in our partnership agreement. See “Our Partnership Agreement—Voting Rights” below.

Cash Distributions; Liquidation

The holders of our common units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our board of directors.  Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common units are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders any class or series of limited partner interests (including the Series A Preferred Units) having preferential rights to receive distributions of our assets.  See “Our Partnership Agreement” and “Cash Distributions” below.

Transfer Agent and Registrar

The transfer agent and registrar for our common units is American Stock Transfer & Trust Company, LLC.

OUR PARTNERSHIP AGREEMENT

Organization and Duration

We were organized on February 21, 2013 under the Marshall Islands Limited Partnership Act (the “Marshall Islands Act”) and have perpetual existence.

Purpose

Our purpose under the partnership agreement is to engage in any business activities that may lawfully be engaged in by a limited partnership pursuant to the Marshall Islands Act.

Although our board of directors has the ability to cause us to engage in activities other than the provision of marine transportation services, it has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner has irrevocably delegated to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis.

Cash Distributions

Our partnership agreement specifies the manner in which we make cash distributions to holders of our common units and other partnership interests, including to the holders of our Series A Preferred Units and our Class B Units, as well as to our general partner in respect of its general partner interest. For a description of these cash distribution provisions, please read “Cash Distributions.”

Capital Contributions

No holder of common units, Class B Units or Series A Preferred Units is obligated to make additional capital contributions, except as described below under “—Limited Liability.” For a discussion of our general partner’s right to contribute capital to maintain its general partner interest if we issue additional units, please read “—Issuance of Additional Interests.”

Transfer of Common Units, Class B Units and Series A Preferred Units

By transfer of common units, Class B Units or Series A Preferred Units in accordance with our partnership agreement, each transferee of common units, Class B Units or Series A Preferred Units will be admitted as a limited partner with respect to the common units, Class B Units or Series A Preferred Units transferred when such transfer and admission is reflected in our books and records. Each transferee:

(1)	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;
(2)	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and
(3)	gives the consents and approvals contained in our partnership agreement.

A transferee will become a substituted limited partner of our partnership for the transferred common units, Class B Units or Series A Preferred Units automatically upon the recording of the transfer on our books and records.

We may, at our discretion, treat the nominee holder of a common unit, Class B Unit or Series A Preferred Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units, Class B Units and Series A Preferred Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred units.

Until a unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Voting Rights

Unlike the holders of common stock in a corporation, holders of common units have only limited voting rights on matters affecting our business. The Class B Units generally vote together with the common units as a single class. We hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Common unitholders and holders of Class B Units (“Class B Unitholders”) are entitled to elect only four of the seven members of our board of directors. The elected directors are elected on a staggered basis and serve for four-year terms. Our general partner in its sole discretion appoints the remaining three directors and sets the terms for which those directors serve. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our unitholders’ ability to influence the manner or direction of management. Unitholders have no right to elect our general partner, and our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common units and Class B Units, including any common units and Class B Units owned by our general partner and its affiliates, voting together as a single class.

Our partnership agreement further restricts unitholders’ voting rights by providing that all persons (including individuals, entities, partnerships, trusts and estates) that are residents of Norway for purposes of the Norwegian Tax Act (“Norwegian Resident Holders”) are not eligible to vote in the election of elected directors. No holder of Series A Preferred Units that is a

Norwegian Resident Holder is eligible to vote on any matter. Further, if any person or group owns beneficially more than 4.9% of any class of units then outstanding (excluding Norwegian Resident Holders in the election of elected directors), any such units owned by that person or group in excess of 4.9% may not be voted on any matter and are not considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any unitholders not entitled to vote on a specific matter are effectively redistributed pro rata among the other unitholders. Our general partner, its affiliates and persons who acquire common units or Class B Units with the prior approval of our board of directors are not subject to the 4.9% limitation except with respect to voting their common units or Class B Units in the election of the elected directors. The common units and the Class B Units will be treated as two separate classes of partnership interests for purposes of the 4.9% limitation, which will apply separately to the holders of common units and to the holders of Class B Units.

The Series A Preferred Units have voting rights that are identical to the voting rights of the common units and Class B Units, except they do not have any right to nominate, appoint or elect any of our directors, except whenever distributions payable on the Series A Preferred Units have not been declared and paid for four consecutive quarters (a “Trigger Event”). Upon a Trigger Event, holders of Series A Preferred Units, together with the holders of any other series of preferred units upon which like rights have been conferred and are exercisable, will have the right to replace one of the members of our board appointed by our general partner with a person nominated by such holders, such nominee to serve until all accrued and unpaid distributions on the preferred units have been paid. Please read “—Board of Directors.” The Series A Preferred Units shall be entitled to vote with the common units and Class B Units as a single class so that the Series A Preferred Units shall be entitled to one vote for each common unit into which the Series A Preferred Units are then convertible. The 4.9% limitation described above applies to the holders of the Series A Preferred Units with respect to the voting of the Series A Preferred Units on an as-converted basis together with the common units and Class B Units.

The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the common units (which include the Series A Preferred Units voting on an as-converted basis) and Class B Units voting as a single class. All references herein to voting of the common units shall include voting of the Class B Units and the Series A Preferred Units together with the common units as a single class on an as-converted basis, other than, in the case of the Series A Preferred Units, references to voting for the election of the elected directors.

In voting their common units, Class B Units or Series A Preferred Units, our general partner and its affiliates have no fiduciary duty or obligation whatsoever to us or our unitholders, including any duty to act in good faith or in the best interests of us and our unitholders.

Action	Unitholder Approval Required
Issuance of additional common units or other limited partner interests	No common unitholder or Class B Unitholder approval required; general partner approval required for all issuances not reasonably expected to be accretive within

12 months of issuance or which would otherwise have a material adverse impact on our general partner or its interest in the partnership. We will have the right to issue securities that with respect to distributions on such securities or distributions upon liquidation of the partnership rank pari passu with the Series A Preferred Units (“parity securities”), provided that the aggregate amount of the Series A Preferred Units and the parity securities pro-forma for such issuance, does not exceed 33.33% of the book value of the sum of our then outstanding aggregate amount of parity securities and junior securities (including common units and Class B Units). The consent of at least 67% of the holders of Series A Preferred Units will be necessary for us to issue (i) any securities that with respect to distributions on such securities or distributions upon liquidation of the partnership rank senior to the Series A Preferred Units (“senior securities”) and (ii) any parity securities in excess of such pro-forma book value. In addition, the consent of at least 67% of the holders of Series A Preferred Units will be necessary for us to incur or assume additional indebtedness that would result in our total consolidated indebtedness exceeding 70% of our total capitalization.

Amendment of our partnership agreement

Certain amendments may be made by our board of directors without the approval of our unitholders. Other amendments generally require the approval of a unit majority. Any amendment that (i) adversely affects the rights, preferences and privileges of the Series A Preferred Units or (ii) amends or modifies any of the terms of the Series A Preferred Units requires the approval of at least 67% of the Series A Preferred Units, voting separately as a class.

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority and approval of our general partner and our board of directors.

Dissolution of our partnership	Unit majority and approval of our general partner and our board of directors.

Reconstitution of our partnership upon dissolution	Unit majority.

Election of four of the seven members of our board of directors	A plurality of the votes of the holders of the common units and Class B Units.

Withdrawal of our general partner	Under most circumstances, the approval of a majority of our common units and Class B Units, excluding common units and Class B Units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2023 in a manner which would cause a dissolution of our partnership.

Removal of our general partner	Not less than 66 2/3% of our outstanding common units and Class B Units, voting as a single class, including common units and Class B Units held by our general partner and its affiliates.

Transfer of the general partner interest in us

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our common unitholders or other limited partners to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of our common units and Class B Units, excluding common units and Class B Units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2023.

Transfer of ownership interests in our general partner	No approval required at any time.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Marshall Islands law. Our partnership agreement requires that any claims, suits, actions or proceedings:

●	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);
●	brought in a derivative manner on our behalf;
●	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;
●	asserting a claim arising pursuant to any provision of the Marshall Islands Act; and
●	asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, regardless of whether such claims, suits, actions or proceedings arise under laws relating to contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, Class B Unit or Series A Preferred Unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, in connection with any such claims, suits, actions or proceedings; however, a court could rule that such provisions are inapplicable or unenforceable.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Marshall Islands Act and that the limited partner otherwise acts in conformity with the provisions of our partnership agreement, the limited partner’s liability under the Marshall Islands Act is limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to us for the limited partner’s units plus the limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group:

●	to remove or replace our general partner;
●	to elect four of our seven directors;
●	to approve some amendments to our partnership agreement; or
●	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Marshall Islands Act, then our limited partners could be held personally liable for our obligations under the laws of the Marshall Islands, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe, based on the limited partner’s conduct, that the limited partner is a general partner. Neither our partnership agreement nor the Marshall Islands Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Marshall Islands case law.

Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Marshall Islands Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Marshall Islands Act, an assignee of partnership interests who becomes a limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the limited partnership, except the assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a limited partner and that could not be ascertained from the partnership agreement.

Maintenance of limited liability may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, which may include qualifying to do business in those jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our ownership or control of operating subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by our limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We intend to operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions determined by our board of directors, without the approval of our unitholders, other than the limited approval rights of the holders of the Series A Preferred Units with regard to the issuance of parity securities and senior securities described above under “—Voting Rights.” Our general partner will be required to approve all issuances of additional partnership interests that are not reasonably expected to be accretive within 12 months of issuance or which would otherwise have a material adverse impact on the general partner or its interest in us.

In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, as determined by our board of directors, have special voting or other rights to which our common units, Class B Units or Series A Preferred Units are not entitled.

Upon issuance of certain additional partnership securities (other than the issuance of partnership interests upon conversion of outstanding partnership interests), our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its general partner interest in us at the same percentage level as before the issuance. Our general partner’s interest in us will thus be reduced if we issue certain additional partnership securities and our general partner does not elect to maintain its general partner interest. Our general partner’s interest does not entitle it to receive any portion of distributions made in respect of the Series A Preferred Units and our general partner’s interest will not be affected by the issuance of any additional preferred units. Our general partner and its affiliates also have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest in us, including its interest represented by common units and Class B Units, that existed immediately prior to each issuance. Other holders of common units or other partnership securities do not have similar preemptive rights to acquire additional common units or other partnership securities.

Tax Status

The Partnership has elected to be treated as a corporation for U.S. federal income tax purposes.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our board of directors. However, our board of directors has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, approval of our board of directors is required, as well as written approval of the holders of the number of units required to approve the amendment or call a meeting of our limited partners to consider and vote upon the proposed amendment. In addition, holders of Series A Preferred Units must approve certain amendments as described under “—Voting Rights.” Except as we describe below, or as otherwise set forth in the partnership agreement, an amendment must be approved by a “unit majority.”

Prohibited Amendments

No amendment may be made that would:

(1)	increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class or series of limited partner interests so affected;
(2)	increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option;
(3)	change the term of our partnership;
(4)	provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner that is approved by the holders of a unit majority; or
(5)	give any person the right to dissolve our partnership other than the right of our general partner and our board of directors to dissolve our partnership with the approval of the holders of a unit majority.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our board of directors may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1)	a change in our name or the location of our principal place of business, registered agent or registered office;
(2)	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;
(3)

a change that our board of directors determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the Marshall Islands Act;

(4)

an amendment that is necessary, upon the advice of our counsel, to prevent us or our officers or directors or our general partner or their or its agents, or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)

an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional partnership securities (subject to the limited approval rights of holders of Series A Preferred Units described above under “—Voting Rights”) or rights to acquire partnership interests, including any amendment that our board of directors determines is necessary or appropriate in connection with any amendment expressly permitted in our partnership agreement to be made by our board of directors acting alone;

(6)	an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;
(7)

any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(8)	a change in our fiscal year or taxable year and related changes;
(9)	certain mergers or conveyances as set forth in our partnership agreement; or
(10)	any other amendments substantially similar to any of the matters described in (1) through (9) above.

In addition, our board of directors may make amendments to our partnership agreement without the approval of any limited partner (subject to the limited approval rights of holders of Series A Preferred Units described under “—Voting Rights”) or our general partner if our board of directors determines that those amendments:

(1)	do not adversely affect our limited partners (or any particular class or series of limited partners) in any material respect;

(2)	are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority;
(3)

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our limited partner interests are or will be listed for trading;

(4)	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of our limited partner interests under the provisions of our partnership agreement; or
(5)	are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our limited partners if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of our outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class or series of outstanding in relation to other classes or series of limited partner interests requires the approval of at least a majority of the type or class or series of units so affected, provided, however, that any amendment that (i) adversely affects the rights, preferences and privileges of the Series A Preferred Units or (ii) amends or modifies any of the terms of the Series A Preferred Units requires the approval of at least 67% of the Series A Preferred Units. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding interests constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of us requires the approval of our board of directors and the prior consent of our general partner and the approval of holders representing a unit majority. However, to the fullest extent permitted by law, our board of directors and our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners; provided, however, that our board of directors and general partner owe a contractual duty of good faith and fair dealing to holders of the Series A Preferred Units pursuant to our partnership agreement. In addition, our partnership agreement generally prohibits our board of directors without the prior approval of our general partner and, without approval of a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries taken as a whole. Our board of directors may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without unitholder approval. Our general partner and our board of directors may also determine to sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without unitholder approval.

If conditions specified in our partnership agreement are satisfied, our board of directors with the consent of our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the primary purpose of that conversion, merger or conveyance is to effect a change in our legal form into another limited liability entity and the governing instruments of the new entity provide the limited partners and our board of directors with substantially the same or greater rights and no greater obligations as are contained in our partnership agreement.

Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1)	the election of our general partner and our board of directors to dissolve us, if approved by the holders of units representing a unit majority;
(2)	at any time there are no limited partners, unless the partnership is continued without dissolution in accordance with the Marshall Islands Act;
(3)	the entry of a decree of judicial dissolution of us; or
(4)

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as general partner an entity approved by the holders of a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our board of directors that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in our partnership agreement. In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series A Preferred Units will have the right to receive an amount equal to the liquidation preference of $24.00 per unit, plus any Series

A Unpaid Cash Distributions (as defined in the partnership agreement) plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether or not declared, before any payments are made to holders of our common units, Class B Units or any other securities ranking junior to the Series A Preferred Units with respect to payments of distributions and amounts payable upon any liquidation, dissolution or winding up. The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2023 without obtaining the approval of the holders of at least a majority of our outstanding common units and Class B Units, excluding common units and Class B Units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after March 31, 2023, our general partner may withdraw as general partner without first obtaining approval of any common unitholder or Class B Unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of our outstanding common units and Class B Units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding common units and Class B Units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units and Class B Units. The ownership of more than 33 1/3% of our outstanding common units and Class B Units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interest based on the fair market value of such interest at the time.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest owned by the departing general partner for a cash payment equal to the fair market value of the general partner interest. Under all other circumstances where our general partner withdraws or is removed by our limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of such interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for the transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of our general partner (other than an individual); or

•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity;

our general partner may not transfer all or any part of its general partner interest in us to another person prior to March 31, 2023 without the approval of the holders of at least a majority of our outstanding common units and Class B Units, excluding units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability.

Our general partner and its affiliates may at any time transfer units to one or more persons, without limited partner approval.

Transfer of Ownership Interests in General Partner

At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove KNOT Offshore Partners GP LLC as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 4.9% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units in excess of 4.9% of all such units. Our general partner, its affiliates and persons who acquired common units or Class B Units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units or Class B Units in the election of elected directors. The 4.9% limitation applies to the holders of the Series A Preferred Units with respect to the voting of the Series A Preferred Units on an as-converted basis together with the common units and Class B Units.

Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for that interest.

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership interests of any class, except for the Series A Preferred Units, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ written notice at a price equal to the greater of (x) the average of the daily closing prices of the partnership interests of such class over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership interests of such class during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

As a result of our general partner’s right to purchase outstanding partnership interests, a holder of partnership securities (except for the Series A Preferred Units) may have the holder’s partnership interests purchased at an undesirable time or price.

Board of Directors

Under our partnership agreement, our general partner has irrevocably delegated to our board of directors the authority to oversee and direct our operations, policies and management on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. Our board of directors consists of seven members, three of whom are appointed by our general partner in its sole discretion and four of whom are elected by our common unitholders and Class B Unitholders.

Our board of directors nominates individuals to stand for election as elected board members on a staggered basis at an annual meeting of our limited partners. In addition, any limited partner or group of limited partners that holds beneficially 10% or more of the aggregate outstanding common units and Class B Units is entitled to nominate one or more individuals to stand for election as elected board members at the annual meeting by providing written notice to our board of directors not more than 120 days nor less than 90 days prior to the meeting. However, if the date of the annual meeting is not publicly announced by us at least 100 days prior to the date of the meeting, the notice must be delivered to our board of directors not later than ten days following the public announcement of the meeting date. The notice must set forth:

●	the name and address of the limited partner or limited partners making the nomination or nominations;
●	the number of common units and Class B Units beneficially owned by the limited partner or limited partners;
●	the information regarding the nominee(s) proposed by the limited partner or limited partners as required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the Securities and Exchange Commission;
●	the written consent of the nominee(s) to serve as a member of our board of directors if so elected; and
●	a certification that the nominee(s) qualify as elected board members.

Upon a Trigger Event (as defined under “—Voting Rights” above), the holders of Series A Preferred Units (together with holders of all other classes or series of preferred units upon which like voting rights have been conferred and are exercisable) will have the right to replace one of the members of our board of directors appointed by our general partner with a member nominated by such holders (the “Holders’ Nominee”), such nominee to serve until the payment of all accrued and unpaid distributions in respect of the preferred units has been made. Unless our general partner consents, the Holders’ Nominee cannot be a resident of Norway for purposes of the Norwegian

Tax Act. Upon payment of all accrued and unpaid distributions then outstanding in respect of the preferred units, the Holders’ Nominee will agree to resign from the board, effective immediately, unless and until a subsequent Trigger Event, if any, occurs. Subject to the preceding sentence, any Holders’ Nominee may be removed at any time without cause only by the holders of 67% of the Series A Preferred Units and the holders of any other series of preferred units upon which such rights have been conferred and are exercisable, voting together as a class. If any Holders’ Nominee is removed, resigns or is otherwise unable to serve as a member of the board of directors, the holders of a majority of the outstanding Series A Preferred Units and, if applicable, any other preferred units, voting together as a class, shall appoint an individual to fill the vacancy.

Subject to the rights of the holders of the Series A Preferred Units with regard to the Holders’ Nominee, our general partner may remove an appointed board member with or without cause at any time. “Cause” generally means a court’s finding a person liable for actual fraud or willful misconduct in his or its capacity as a director. Any and all of the board members may be removed at any time for cause by the affirmative vote of a majority of the other board members. Any and all of the board members appointed by our general partner may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding units, voting as a single class. If any appointed board member is removed, resigns or is otherwise unable to serve as a board member, our general partner may fill the vacancy other than with respect to a Holders’ Nominee. Any and all of the board members elected by the common unitholders and Class B Unitholders may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding common units and Class B Units. If any elected board member is removed, resigns or is otherwise unable to serve as a board member, the vacancy may be filled by a majority of the other elected board members then serving.

Meetings; Voting

Except as described below regarding a person or group owning more than 4.9% of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our board of directors or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of 33 1/3% of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

The Series A Preferred Units have voting rights that are identical to the voting rights of our common units and Class B Units, except they will not have any right to nominate, appoint or elect any of our directors, except when a Trigger Event has occurred. The Series A Preferred Units are entitled to vote with the common units and Class B Units as a single class on an “as converted basis” so that the Series A Preferred Units will be entitled to one vote for each common unit into which the Series A Preferred Units are then convertible. For additional information concerning voting rights of the common units, Class B Units and the Series A Preferred Units, please read “—Voting Rights.”

Each record holder of a unit may vote according to the holder’s percentage interest in us, although additional limited partner interests having special voting rights could be issued. However, to preserve our ability to claim an exemption from U.S. federal income tax under Section 883 of the Code, if at any time any person or group acquires, in the aggregate, beneficial ownership of more than 4.9% of all units then outstanding (excluding units held by Norwegian Resident Holders in the election of the elected directors as discussed below), that person or group will lose voting rights on all of its units in excess of 4.9% of all such units and those units in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes. Our general partner, its affiliates and persons who acquired common units and Class B Units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units and Class B Units in the election of the elected directors. The 4.9% limitation applies to the holders of the Series A Preferred Units with respect to the voting of the Series A Preferred Units on an as-converted basis together with the common units and Class B Units. The common units and the Class B Units will be treated as two separate classes of partnership interests for purposes of the 4.9% limitation, which will apply separately to the holders of common units and to the holders of Class B Units. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

In addition, (i) common unitholders and Class B Unitholders that are Norwegian Resident Holders will not be eligible to vote in the election of the elected directors and (ii) holders of Series A Preferred Units that are Norwegian Resident Holders will not be eligible to vote.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

Except as described above under “—Limited Liability,” our common units, Class B Units and Series A Preferred Units will be fully paid, and our unitholders will not be required to make additional contributions. By transfer of common units, Class B Units or Series A Preferred Units in accordance with our partnership agreement, each transferee of common units, Class B Units and Series A Preferred Units shall be admitted as a limited partner with respect to the common units,

Class B Units or Series A Preferred Units transferred when such transfer and admission is reflected in our books and records.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)	our general partner;
(2)	any departing general partner;
(3)	any person who is or was an affiliate of our general partner or any departing general partner;
(4)	any person who is or was an officer, director, member, fiduciary or trustee of any entity described in (1), (2) or (3) above;
(5)	any person who is or was serving as a director, officer, member, fiduciary or trustee of another person at the request of our board of directors, our general partner or any departing general partner;
(6)	our officers;
(7)	any person designated by our board of directors; and
(8)	the members of our board of directors.

Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse the members of our board of directors for their out-of-pocket costs and expenses incurred in the course of their service to us. Our partnership agreement also requires us to reimburse our general partner for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to us or our general partner by our board of directors.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, Class B Units and Series A Preferred Units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we also will furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand and at the limited partner’s own expense, have furnished to the limited partner:

(1)	a current list of the name and last known address of each partner;
(2)	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;
(3)	copies of our partnership agreement, the certificate of limited partnership of our partnership and related amendments;
(4)	information regarding the status of our business and financial position; and
(5)	any other information regarding our affairs as is just and reasonable.

Our board of directors may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our board of directors believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of KNOT Offshore Partners GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. In connection with these registration rights, we will not be required to pay any damages or penalties related to any delay or failure to file a registration statement or to cause a registration statement to become effective. We have also entered into a registration rights agreement with the purchasers of the Series A Preferred Units pursuant to which we agreed to use commercially reasonable efforts to file a traditional shelf registration statement registering resales of the common units underlying the Series A Preferred Units and to have such registration statement declared effective by the Securities and Exchange Commission. In certain circumstances, the holders of the Series A Preferred Units will have piggyback registration rights on offerings initiated by other holders of common units, and will have rights to request an underwritten offering.

CASH DISTRIBUTIONS

Distribution of Available Cash

General

Within approximately 45 days after the end of each quarter, we distribute all of our available cash to common unitholders and Class B Unitholders of record on the applicable record date, concurrently with any distributions made related to the general partner interest.

Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own):

●	less the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our board of directors and our subsidiaries to:
●	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);
●	comply with applicable law, any debt instruments, or other agreements;
●	provide funds to pay quarterly distributions on, and to make any redemption payments relating to, the Series A Preferred Units; or
●	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;
●	plus all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under our credit agreements and in all cases are used solely for working capital purposes or to pay distributions to partners.

Class B Units

For each quarter (starting with the quarter ending September 30, 2021) that the Partnership pays distributions on the common units that are equal to or above $0.52 per common unit (the “Distribution Threshold”), one-eighth of the Class B Units will be converted to common units on a one-for-one basis until such time as no further Class B Units exist. The period prior to such time is referred to herein as the “Class B Pre-Conversion Period”.

Series A Preferred Units

Our Series A Preferred Units rank senior to our common units and Class B Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up. Our Series A Preferred Units have a liquidation preference of $24.00 per unit, plus any Series A Unpaid Cash Distributions, plus all accrued but unpaid distributions on such Series A Preferred Unit with respect to the quarter in which the liquidation occurs to the date fixed for the payment of any amount upon liquidation. Our Series A Preferred Units are entitled to cumulative distributions from their initial issuance date, with distributions being calculated at an annual rate of 8.0% on the stated liquidation preference and payable quarterly in arrears within 45 days after the end of each quarter, when, as and if declared by our board of directors.

The Series A Preferred Units are generally convertible, at the option of the holders of the Series A Preferred Units, into common units at the applicable conversion rate. The conversion rate will be subject to adjustment under certain circumstances. In addition, the conversion rate will be redetermined on a quarterly basis, such that the conversion rate will be equal to $24.00 (the “Issue Price”) divided by the product of (x) the book value per common unit at the end of the immediately preceding quarter (pro-forma for per unit cash distributions payable with respect to such quarter) multiplied by (y) the quotient of (i) the Issue Price divided by (ii) the book value per common unit on February 2, 2017. In addition, the Partnership may redeem the Series A Preferred Units at any time until February 2, 2027 at the redemption price specified in our partnership agreement, provided, however, that upon notice from us to the holders of Series A Preferred Units of our intent to redeem, such holders may elect, instead, to convert their Series A Preferred Units into common units at the applicable conversion rate.

Upon a change of control of the Partnership, the holders of Series A Preferred Units will have the right to require cash redemption at 100% of the Issue Price. In addition, the holders of Series A Preferred Units will have the right to cause the Partnership to redeem the Series A Preferred Units on February 2, 2027 in, at the option of the Partnership, (i) cash at a price equal to 70% of the Issue Price or (ii) common units such that each Series A Preferred Unit receives common units worth 80% of the Issue Price (based on the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of our common units as reported on the NYSE for the 30 trading day period ending on the fifth trading day immediately prior to the redemption date) plus any accrued and unpaid distributions. In addition, subject to certain conditions, we have the right to convert the Series A Preferred Units into common units at the applicable conversion rate if the aggregate market value (calculated as set forth in the partnership agreement) of the common units into which the outstanding Series A Preferred Units are convertible, based on the applicable conversion rate, is greater than 130% of the aggregate Issue Price of the outstanding Series A Preferred Units.

For additional information about our Series A Preferred Units, please read our Current Reports on Form 6-K filed with the Securities and Exchange Commission on February 2, 2017, May 17, 2017 and June 30, 2017 and our partnership agreement.

Distributions of Available Cash

We make distributions of available cash for any quarter in the following manner during the Class B Pre-Conversion Period:

•

first, 98.17% to all common unitholders, pro rata, and 1.83% to our general partner, until there has been distributed in respect of each outstanding common unit an amount equal to the Distribution Threshold for that quarter;

•

second, 98.17% to all Class B Unitholders, pro rata, and 1.83% to our general partner, until there has been distributed in respect of each outstanding Class B Unit an amount equal to the Distribution Threshold for that quarter; and

•	thereafter, 98.17% to all unitholders holding common units and Class B Units, pro rata, and 1.83% to our general partner.

After the Class B Pre-Conversion Period, we will make distributions of available cash for any quarter 98.17% to all common unitholders, pro rata, and 1.83% to our general partner.

The percentage interests set forth above assume that our general partner maintains its current 1.83% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest

Our partnership agreement initially provided that our general partner was entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its general partner interest if we issue additional units. Our general partner’s general partner interest, and the percentage of our cash distributions to which it is entitled, is proportionately reduced if we issue additional units (other than Series A Preferred Units) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its general partner interest. As of the date hereof, our general partner’s general partner interest had been reduced to 1.83%.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. Neither the sale of all or substantially all of our property or business, nor the consolidation or merger of us with or into any other entity, individually or in a series of transactions, will be deemed a liquidation. We will apply any proceeds of liquidation available for distribution to our general and limited partners in the manner set forth below.

First, holders of our Series A Preferred Units will have the right to receive the liquidation preference of $24.00 per unit, plus any Series A unpaid cash distributions, plus all accrued but unpaid distributions on such Series A Preferred Units with respect to the quarter in which the liquidation occurs to the date fixed for the payment of any amount upon liquidation.

After such Series A Preferred Unit distributions, we will distribute any remaining proceeds:

●	first, to the common unitholders, pro rata, an amount equal to the Cumulative Common Unit Arrearage (as defined in the partnership agreement) of the common units, if any; and
●	thereafter, (i) 1.83% to our general partner and (ii) 98.17% to all common unitholders and holders of Class B Units, pro rata.

The immediately preceding two paragraphs are based on the assumption that our general partner maintains its current 1.83% general partner interest and that we do not issue additional classes of equity securities.